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EXHIBIT 10.46

LETTER AGREEMENT

October 23, 2002

Mr. James E. Reeder
Chief Financial Officer
Special Devices, Incorporated
14370 White Sage Road
Moorpark, CA 93021

Dear Mr. Reeder:

        Reference is hereby made to that certain Loan and Security Agreement dated as of June 27, 2001 (the "Loan Agreement"), between Special Devices, Incorporated ("Borrower") and Foothill Capital Corporation ("Lender"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement.

        Borrower has advised Lender that it proposes to repurchase up to $10 million in Senior Subordinated Notes at a discounted price (the "Proposed Transaction"). In order to accomplish the Proposed Transaction, Borrower has requested that Lender reduce the minimum amount of credit availability and cash on hand required by Section 7.17 of the Loan Agreement to enable Borrower to use Advances under the Loan Agreement to retire the Senior Subordinated Notes.

        Lender hereby agrees to modify Section 7.17 of the Loan Agreement as requested by Borrower, subject to the terms and conditions set forth in this Amendment Letter.

        Modification of Section 7.17.    The proviso set forth in clause (b) of Section 7.17 of the Loan Agreement is hereby modified in its entirety to read as follows:

    "; provided that Borrower may use a portion of the proceeds of the Advances and the Term Loan to retire the Senior Subordinated Notes if, after giving effect to such retirement payment, credit availability under Section 2.1(a) hereof, plus Borrower's cash on hand, minus a reserve for any outstanding trade accounts payable in excess of historically aged levels, is in excess of $5,000,000."

        Amendment Fee.    As consideration of Lender's agreement to modify the Loan Agreement, Borrower shall pay to Lender an amendment fee (the "Amendment Fee") in the amount equal to two percent (2%) of the face amount of the Senior Subordinated Notes repurchased by Borrower using the proceeds of Advances made (or deemed made) to Borrower under the Loan Agreement. The Amendment Fee shall be paid concurrently with the consummation of each repurchase of Senior Subordinated Notes. The Amendment Fee shall be deemed to be an Obligation that is secured by the Collateral.

        Fees and Expenses.    Borrower hereby agrees to reimburse Lender for all of Lender's reasonable out-of-pocket costs and expenses relating to this Amendment Letter and the Proposed Transaction, including, but not limited to, reasonable attorneys fees and expenses.

        Reaffirmation of Loan Documents; No Defaults.    Borrower hereby reaffirms each of the Loan Documents and confirms that the representations and warranties set forth in the Loan Documents remain true and correct as of the date of this Amendment Letter.

        All other terms and conditions of the Loan Documents remain unchanged.

        The Loan Agreement and all other Loan Documents executed in connection therewith, as amended and supplemented by this Amendment Letter, shall remain in full force and effect in accordance with their terms. For purposes of this Amendment Letter, the terms and conditions of Sections 13, 15.1, 16.1, 16.2, 16.3, 16.4, 16.6, 16.7 and 16.9 of the Loan Agreement are hereby incorporated by reference, provided that all references to "Agreement" in such sections shall mean this "Amendment Letter".

        Please acknowledge your agreement with the foregoing by signing in the space provided below and return it to the undersigned. This Amendment Letter shall become effective upon execution by both Lender and Borrower.

Very truly yours,

FOOTHILL CAPITAL CORPORATION
By:	/s/ JOHN NOCITA Name: JOHN NOCITA Title: VICE PRESIDENT
ACCEPTED BY:
SPECIAL DEVICES, INCORPORATED
By:	/s/ JAMES E. REEDER Name: JAMES E. REEDER
Title: VICE PRESIDENT FINANCE

DATED:	OCTOBER 23, 2002

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  EXHIBIT 10.46